UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2017

CLEARSIDE BIOMEDICAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37783	45-2437375
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 North Point Parkway, Suite 200 Alpharetta, Georgia 30005
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code: (678) 270-3631

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2017, Clearside Biomedical, Inc. (the “Company”) entered into amended and restated executive employment agreements with the Company’s named executive officers, Daniel H. White, Charles A. Deignan and Glenn Noronha (the “named executive officers”).

These employment agreements have an initial term until December 31, 2017 and are renewable for successive one-year terms unless either the Company or the named executive officer gives notice of non-renewal at least 60 days prior to the end of the term. Pursuant to these employment agreements, Mr. White, Mr. Deignan and Dr. Noronha are entitled to an annual base salary of $400,000, $289,623 and $313,639, respectively.  In addition, each named executive officer is eligible to receive an annual target bonus opportunity equal to 35% of his base salary (50% in the case of Mr. White).  Pursuant to these employment agreements, the named executive officers are eligible to receive severance benefits in specified circumstances, as set forth below.

In the event the Company terminates the named executive officer without cause (as defined in the employment agreement), he resigns for good reason (as defined in the employment agreement) or the Company elects not to renew his employment agreement, then, upon execution and effectiveness of a settlement agreement and release of claims in a form acceptable to the Company, the named executive officer will be entitled to receive (a) an amount equal to 12 months of his annual base salary (18 months in the case of Mr. White), less applicable deductions, payable in accordance with the Company’s normal payroll schedule, (b) if the termination occurs on or after July 1 of a given year, a portion of the bonus for which he would have been eligible had he worked for the full calendar year, calculated based on the Company’s determination of the achievement of target objectives and pro-rated to take into account the portion of the year he was employed by the Company, (c) reimbursement of the cost of health insurance premiums for 12 months (18 months in the case of Mr. White) or, if shorter, until he obtains reasonably comparable health insurance coverage, and (d) each equity award held by him shall immediately vest and become exercisable to the extent the award would have vested had he remained employed by the Company for 12 months (18 months in the case of Mr. White) following the termination of the agreement.

If the Company or its successor terminates the named executive officer without cause, he resigns for good reason or the Company elects not to renew his employment agreement within 12 months after a specified change in control or corporate transaction, then in lieu of the payments and benefits specified above, the named executive officer will be entitled to receive (a) an amount equal to 18 months of his annual base salary (24 months in the case of Mr. White), less applicable deductions, payable in a lump sum, (b) an amount equal to 150% of the performance bonus he would be eligible to earn in the calendar year of termination (200% in the case of Mr. White), (c) reimbursement of the cost of health insurance premiums for 12 months (18 months in the case of Mr. White) or, if shorter, until he obtains reasonably comparable health insurance coverage, and (d) the equity awards held by the named executive officer at the time of termination shall immediately vest and become exercisable until the final exercise date in the equity award.

The foregoing summary is not complete and is qualified in its entirety by reference to the amended and restated executive employment agreements with each of Mr. White, Mr. Deignan and Dr. Noronha, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2017	CLEARSIDE BIOMEDICAL, INC.

	By:	/s/ Charles A. Deignan
	Name:	Charles A. Deignan
	Title:	Chief Financial Officer